Exhibit 10.1
Second Amended and Restated
Master Employment Agreement
          This Second Amended and Restated Master Employment Agreement (this “Agreement”) is made and entered into this 1st day of April, 2011 by and between Invesco Ltd. (hereinafter, together with its subsidiaries as applicable, the “Company”) and Martin L. Flanagan (hereinafter, “Executive”), to be effective as set forth in Section 1 below.
Background
          Whereas, the Company, Invesco Holding Company Limited and Executive are parties to an Amended and Restated Master Employment Agreement (the “First Amended Employment Agreement”), dated December 31, 2008; and
          Whereas, the Company and Executive now desire to enter into this Agreement that shall supersede the First Amended Employment Agreement.
          Now, Therefore, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Effective Date. The effective date of this amendment and restatement is January 1, 2011 (the “Effective Date”).
     2. Employment. Executive acknowledges and agrees to continue to serve as the President and Chief Executive Officer of the Company. In his capacity as President and Chief Executive Officer of the Company, Executive shall have the responsibilities listed on the Terms of Reference (attached hereto as Appendix A). Executive acknowledges that the Company may amend the Terms of Reference from time to time as the Board of Directors of the Company (the “Board”) deems necessary or desirable in order to comply with applicable law, regulation, order or written guidance issued by a governing authority, securities exchange or similar organization. In his capacity as President and Chief Executive Officer of the Company, Executive will report directly to the Board.
     3. Employment Period. Executive’s employment commenced on August 1, 2005 for a four-year term and has been extended for additional one-year periods pursuant to the terms, conditions and limitations set forth in the First Amended Employment Agreement. Executive’s employment shall continue under the terms, conditions and limitations of this Agreement, unless terminated earlier as provided herein. The date on which Executive’s employment terminates (as specified in Section 6(f) below) shall be referred to herein as the “Date of Termination,” and the period between August 1, 2005 and the Date of Termination shall be referred to as the “Employment Period.”
     4. Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Board, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement. It is expressly understood and agreed that the continued conduct by Executive of such activities, as listed on Appendix B, shall not be deemed to interfere with the performance of Executive’s responsibilities hereunder.
     5. Compensation and Benefits.
          (a) Base Salary. During the Employment Period, the Company will pay to Executive base salary at the rate of US $790,000 per year or such greater amount as the Board shall determine from time to time (“Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time.
          (b) Compensation. During the Employment Period, the following shall apply:
               (i) Bonus Cash Compensation. During the Employment Period, Executive will have the opportunity, based on the achievement of certain performance criteria, as mutually determined by the Compensation Committee of the Board (the “Compensation Committee”) and Executive, to receive annual bonus cash compensation awards in an amount determined by the Compensation Committee in its discretion (the “Annual Cash Bonus”), appropriately pro-rated for any periods consisting of less than a full year. Executive’s Annual Cash Bonus opportunity shall be competitive with market practices. Any earned Annual Cash Bonus shall be paid to Executive pursuant to the terms of the applicable incentive plan; provided, however, that any such Annual Cash Bonus for a fiscal year of the Company shall be paid to Executive no later than the 15th day of the third month following the close of such fiscal year, or the calendar year where applicable, or such later date during such following year as may be specified in the applicable plan from time to time, unless Executive shall elect to defer the receipt of such Annual Cash Bonus pursuant to a deferred compensation program maintained by the Company that meets the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).
               (ii) Short- and Long-Term Equity Compensation. Executive has previously received certain short- and long-term equity compensation awards, and nothing in this Agreement is intended to affect such awards. In addition, during the Employment Period, Executive will have the opportunity, based on the achievement of certain performance criteria, as mutually determined by the Compensation Committee and Executive, to receive annual short- and long-term equity compensation awards. Executive’s short- and long-term equity award opportunities shall be competitive with market practices. Any such awards shall have terms and conditions that are at least as favorable as those applicable generally to the most senior officers and employees of the

Company based in the United States (the “US Senior Management”) and shall reflect the provisions of this Agreement applicable to awards held by Executive.
          (c) Benefits.
               (i) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be eligible to participate in all incentive, savings and retirement plans that are tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and in all plans that are supplemental to any such tax-qualified plans, in each case to the extent that such plans are applicable generally to US Senior Management and subject to the terms and conditions thereof.
               (ii) Executive Deferred Compensation. During the Employment Period, Executive will be eligible to participate in all aspects of the Company’s deferred compensation programs, including the deferral of salary, bonuses and other incentives, as in effect at any time during the Employment Period, as provided generally to other US Senior Management, and subject to the terms and conditions thereof.
               (iii) Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s spouse and dependant(s), as the case may be, shall be eligible for participation under all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, group life and supplemental group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other US Senior Management, and subject to the terms and conditions thereof.
               (iv) Fringe Benefits and Perquisites. During the Employment Period, Executive shall be eligible to receive fringe benefits and perquisites provided generally to other US Senior Management.
               (v) Vacation. During the Employment Period, Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company provided generally to other US Senior Management.
               (vi) Business Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company applicable generally to other US Senior Management.
     6. Termination of Employment.
          (a) Death or Disability. Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive a Notice of Termination, and Executive’s employment with the Company shall terminate on the Date of Termination set forth therein, provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive, as determined by the Board in good faith, to perform the essential functions of his regular duties and responsibilities, with reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of one hundred eighty (180) days in any twelve-month period. At the request of Executive or his personal representative, the Board’s determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive or his personal representative, and the Company. In the event that such independent certification (if so requested by Executive) does not support the Board’s determination that Executive is Disabled pursuant to the terms of this Agreement, Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.
          (b) Termination by the Company. The Company may terminate Executive’s employment hereunder during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:
               (i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Compensation Committee which specifically identifies the manner in which the Compensation Committee believes that Executive has not substantially performed Executive’s duties, or
               (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is materially injurious to the Company, including, without limitation, any conviction of, or plea of nolo contendere to, a crime that constitutes a felony, or
               (iii) the willful and continued material violation of written Company policies or procedures by Executive, after a written demand for substantial compliance with such policies or procedures is delivered to Executive by the Compensation Committee which specifically identifies the manner in which the Compensation Committee believes that Executive has not substantially complied with the same, or
               (iv) Executive’s bankruptcy or insolvency, or
               (v) any act or omission by Executive which could lead to his being prohibited, pursuant to Section 9 of the Investment Company Act of 1940, from serving in the capacity provided for in this Agreement.
          For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was legal, proper and in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of such Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct giving rise to Cause as defined above, and specifying the particulars thereof in detail.
          (c) Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, “Good Reason” shall mean any of the following events occurring during the Employment Period:
               (i) without the written consent of Executive, the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Executive; provided, however, that the Company relieving Executive of his position, authority, duties or responsibilities in connection with an election to place Executive on paid administrative leave as contemplated by and in accordance with Section 6(g) below shall not constitute Good Reason;
               (ii) a reduction by the Company of Executive’s Base Salary as in effect on the Effective Date, or as the same may be increased from time to time, or failure of Executive to be eligible for an Annual Cash Bonus or short- or long-term equity compensation pursuant to the 2008 Global Equity Incentive Plan or any successor plan; provided, however, that the failure of Executive to be eligible for an Annual Cash Bonus pursuant to Section 5(b)(i) for any fiscal year in which a Notice of Termination has been given by the Company or Executive shall not constitute Good Reason if Executive is eligible for a Prorated Bonus pursuant to Section 7(a)(iii);
               (iii) the Company requiring Executive, without his consent, to be based at any office or location other than Atlanta;
               (iv) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement; or
               (v) the failure of the Board to re-nominate Executive for election as a director of the Board from time to time during the Employment Period;

provided, however, that the failure of the Board to re-nominate Executive for election as a director of the Board at any time after a Notice of Termination has been given by the Company or Executive shall not constitute Good Reason.
Good Reason shall not include Executive’s death or Disability. Executive may terminate employment for Good Reason only if Executive gives a Notice of Termination to the Company within 90 days after the occurrence of the event giving rise to Good Reason. The Company shall have an opportunity to cure any claimed event of Good Reason within 30 days after a Notice of Termination is given (the “Cure Period”). The Company shall notify Executive of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected. In the event of such cure, any Notice of Termination delivered by Executive based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate this Agreement.
          (d) Termination On or After December 31, 2025. Unless the Company and Executive agree to continue Executive’s employment after December 31, 2025, Executive’s employment will terminate on that date (the “Expiration of this Agreement”). Executive’s employment with the Company may continue after the Expiration of this Agreement if Executive and the Company so agree, but the terms of this Agreement will not apply to Executive’s employment after that time.
          (e) Notice of Termination. Any termination of Executive’s employment by the Company or Executive (other than by death or the Expiration of this Agreement) shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 13(e) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination by the Company for Cause or by Executive for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment and (iii) specifies the Date of Termination. The failure by Executive or the Company to set forth in a Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
          (f) Date of Termination. “Date of Termination” means the date on which Executive’s employment with the Company terminates and shall be, (i) if Executive’s employment terminates due to the Expiration of this Agreement, December 31, 2025; (ii) if Executive is terminated by the Company for Cause, the date on which the Notice of Termination is given to Executive (or any later date as is mutually agreed between Executive and the Company) following completion of the procedural requirements specified under Section 6(b); (iii) if Executive dies, the date of death; (iv) if Executive’s employment is terminated due to Executive’s Disability, the date that is 30 days after the Notice of Termination is given to Executive, provided Executive has not returned to full-time employment before that time; (v) if Executive’s employment is terminated for Good Reason, the date that is 30 days after the Notice of Termination is given to the Company, provided that the Company has not cured any claimed event of Good Reason before the expiration of the Cure Period; and (vi) if Executive’s employment is terminated by the Company without Cause or Executive terminates his employment other than for Good Reason, the date that is six (6) months after the date on which the Notice of Termination is given (the “Notice Date”).
          (g) Garden Leave. In the event of a termination by the Company without Cause or by Executive other than for Good Reason, the Company shall have the right, in its sole discretion, to place Executive on paid administrative leave during all or any part of the period between the Notice Date and the Date of Termination (any such period of administrative leave referred to herein as the “Garden Leave Period”). During the Garden Leave Period, (i) the Company may, but shall not be required to, provide Executive with access to the Company’s offices, (ii) the Company may, but shall not be required to, request that Executive perform services for the Company, and Executive shall not be obligated to perform any such services (other than any obligations Executive may have to cooperate with the Company under Section 6(h) below), (iii) Executive shall not provide services as an employee or otherwise to any entity or organization, except that Executive shall be permitted to provide services (x) to an entity or organization that that is exempt from taxation under Section 501 of the Code, (y) to a federal, state or local government or an agency or instrumentality thereof and (z) as a director or advisory director of one or more corporations or other entities, provided that any such directorship or services as an advisory director do not require Executive’s full-time employment and are not provided to an entity that is competitive with the Company, (iv) Executive shall be entitled to receive an amount equal to his Base Salary payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time (provided, that in the event that prior to the end of the Garden Leave Period, Executive experiences a Separation from Service (as defined in Section 14(a)), any then remaining installments will be paid in a lump sum in accordance with the payment timing rules set forth in Section 14(a)), and (v) Executive shall continue to be eligible to participate in, receive payments under and vest in payments and benefits under the Company’s employee benefit and compensation plans (subject to the terms and conditions of such plans and any required earlier cessation of participation or vesting in any such plans that provide for nonqualified deferred compensation within the meaning of Section 409A due to Executive’s Separation from Service prior to the expiration of the Garden Leave Period).
          (h) Cooperation. For the period beginning upon Executive’s Date of Termination or, if earlier, the date on which any Garden Leave Period commences, and ending on the second anniversary of the applicable date (the “Cooperation Period”), Executive agrees that he will cooperate with and provide assistance to the Company regarding any or all of the following, as long as said services to be rendered by Executive shall not materially impede his ability to meet any obligations or duties he may have with his then current employer or self-employment: (i) the transition of ongoing matters relating to the business of the Company, as may be reasonably requested by the Company from time to time; (ii) any litigation or criminal, civil or administrative proceeding, whether currently pending or filed during the Cooperation Period, arising out of or relating to matters about which Executive has knowledge or in which Executive may be identified or called as a witness by any party; and (iii) such other services as the Company may reasonably request. Such cooperation and assistance includes, without limitation, attendance at meetings with Company representatives or the Company’s legal counsel (or both) upon reasonable notice and at mutually convenient times and places, provision of complete and truthful information in response to any inquiries of the Company and/or its counsel, full disclosure and production of all documents and things that may be relevant to any such matters (regardless of any express inquiry by the Company or its counsel), and attendance as a witness at depositions, trials or similar proceedings upon reasonable advance notice. In no event shall Executive be required to provide services under this Section 6(h) at a level that would prevent a Separation from Service.
          In consideration for Executive’s services during the Cooperation Period (other than during any Garden Leave Period), the Company shall pay Executive at an hourly rate of compensation commensurate with his Base Salary as of his Date of Termination for any services performed by Executive on behalf of the Company in connection with this Section 6(h). In addition to and notwithstanding the foregoing, the Company will reimburse Executive for all out-of-pocket expenses reasonably incurred by Executive in the performance of his duties hereunder during the Cooperation Period.
          Executive shall immediately notify the Company of any formal or informal inquiry or request for information directed to Executive by any third-party that in any way relates to Executive’s employment by the Company or any aspect of the Company’s business operation.
     7. Obligations of the Company upon Termination.
          (a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason, then Executive shall be entitled to the payments and benefits described below; provided, however, that Executive shall be entitled to the payments and benefits described in Sections 7(a)(iii) through 7(a)(vi) only if Executive executes, and does not revoke, a general release of all claims in substantially the form used by the Company generally with respect to US Senior Management terminating employment under such conditions no later than 52 days after the Date of Termination (or, if earlier, the date on which any Garden Leave Period commences), which general release shall be provided by the Company to Executive within seven days after the Date of Termination (or, if earlier, the date on which any Garden Leave Period commences).
               (i) The Company shall pay to Executive, in a lump sum in cash within 30 days after the earlier of the Date of Termination and the date on which any Garden Leave Period commences, the sum of (1) Executive’s Base Salary through the Date of Termination (or, if earlier, the date on which any Garden Leave Period commences) to the extent not theretofore paid, (2) any accrued vacation pay to the extent not theretofore paid and (3) unless Executive has a later payout date required in connection with the terms of a deferral plan or agreement or in order to comply with Section 409A , any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) referred to hereinafter as the “Accrued Obligations”); and
               (ii) The Company shall pay to Executive in a lump sum in cash, on the date on which the annual cash bonus for the applicable fiscal year would be paid to other executive officers of the Company generally and in no event later than the payment date pursuant to the terms of the applicable incentive plan as set forth in Section 5(b)(i) , an Annual Cash Bonus in respect of the most recently completed fiscal year of the Company ending prior to the earlier of the Date of Termination and the date on which any Garden Leave Period commences, if the Annual Cash Bonus for such year has not otherwise been paid, in an amount equal to the greater of (x) the amount determined by the Compensation Committee pursuant to Section 5(b)(i), (y) Executive’s most recent previously paid Annual Cash Bonus (including any amounts deferred or satisfied through the grant of equity awards) and (z) US $4,750,000 (the highest of such amounts, including any amounts deferred or satisfied through the grant of equity awards, referred to herein as the “Reference Bonus”); provided, however, that the amount paid pursuant to this Section 7(a)(ii) shall be no greater than the maximum amount payable to Executive as an Annual Cash Bonus for such year pursuant to the formula established under Section 162(m)(4)(C) of the Code with respect to such bonus and the performance goals attained for such year as certified by the Compensation Committee, without regard to whether Executive is a covered employee within the meaning of Section 162(m)(3) of the Code for the year such amount is deductible (the “Section 162(m) Limit Amount”), except that the Section 162(m) Limit Amount shall not apply in the event of a termination of employment during the 12-month period following a Change in Control; and
               (iii) The Company shall pay to Executive, in a lump sum in cash on the 60th day after Executive’s Separation from Service, a prorated Annual Cash Bonus for the fiscal year of the Company in which the Date of Termination occurs (or, if earlier, the date on which the Garden Leave Period commences) equal to the product of (x) the Reference Bonus and (y) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the Date of Termination occurs (or, if earlier, the date on which the Garden Leave Period commences) as of the Date of Termination (or, if earlier, the date on which the Garden Leave Period commences), and the denominator of which is 365 (the “Prorated Bonus”); provided, however, that, for purposes of this Section 7(a)(iii), the Reference Bonus shall be no greater than the Section 162(m) Limit Amount and such Prorated Bonus shall be paid on such date as the annual cash bonus would be paid to other executive officers of the Company generally and in no event later than the payment date pursuant to the terms of the applicable incentive plan as set forth in Section 5(b)(i), except that, in the event of a termination of employment during the 12-month period following a Change in Control, (A) the Section 162(m) Limit Amount shall not apply and (B) the Prorated Bonus shall be paid on the 60th day after Executive’s Separation from Service if the Change in Control event qualifies as an event described in Section 409A(a)(2)(A)(v); and

               (iv) The Company shall pay to Executive, in a lump sum in cash on the 60th day after Executive’s Separation from Service, an amount equal to the sum of (1) Executive’s then-current annual Base Salary; (2) the Reference Bonus; and (3) an amount equal to the value, expressed in US dollars, of the shares (or awards in respect of shares) of Company common stock awarded to Executive under the most recently made annual grant of restricted stock, restricted stock units and other equity or equity-based awards pursuant to Section 5(b)(ii) (and disregarding any year in which no annual equity awards are granted), with such value to be determined as of the date of grant without regard to the vesting conditions contained therein in accordance with the Company’s standard valuation methodology and procedures for equity and equity-based awards as applied consistently (the “Most Recent Equity Award Value”); provided, however, that if the Most Recent Equity Award Value is less than 50% of the value of the annual equity awards (determined in the same manner as the Most Recent Equity Award Value is determined) for the annual grant most recently preceding the Most Recent Equity Award Value (and disregarding any year in which no annual equity awards are granted) (the “Prior Equity Award Value”), then the Prior Equity Award Value shall be the value applicable for purposes of clause (3) of this Section 7(a)(iv); and
               (v) Effective as of Executive’s Separation from Service, each and every stock option, restricted share award, restricted share unit award and other equity or equity-based award and performance award issued to Executive and outstanding as of the date of Separation from Service (if not already vested) shall immediately vest and, if applicable, become exercisable, and any restrictions on the sale or transfer (other than any such restriction arising by operation of law) on restricted shares shall terminate; provided that any delays in payment or settlement set forth in the grant or award agreements for awards that constitute nonqualified deferred compensation within the meaning of Section 409A shall continue to apply in accordance with their terms; and
               (vi) To the extent that Executive elects to continue medical benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall provide continuation of medical benefits in effect as of the Date of Termination (or, if earlier, the date immediately preceding the date on which Executive loses coverage under the Company’s group health plan due to a termination of employment under the terms of the applicable plan that occurs prior to the Date of Termination) for Executive, his spouse and his covered dependents under the group health plan then in effect for US Senior Management for the period required by law (the “COBRA Continuation Period”). For an additional period of 18 months after the COBRA Continuation Period (or, if the COBRA Continuation Period is less than 18 months from the Date of Termination, such longer period as is necessary to provide a total of 36 months of coverage from the Date of Termination) (the “Extended Coverage Period”), the Company will provide coverage under a group or individual policy comparable to the coverage in effect for Executive, his spouse and covered dependents on the first day of the COBRA Continuation Period (“Extended Company Coverage”); provided, however, that, if either the Company or the insurer or the plan providing Extended Company Coverage would incur any direct or indirect material penalty under applicable law for providing such coverage or Executive would suffer negative tax consequences due to the manner in which such benefits are provided, the Company may refuse to provide on not less than 90 days’ advance written notice to Executive, or Executive may reject, Extended Company Coverage, in which case Executive may, but shall not be required, to purchase individual or other coverage comparable to the Extended Company Coverage (“Extended Individual Coverage”); provided, further, that in the event Extended Individual Coverage cannot be obtained, the Company and Executive shall cooperate in good faith to modify the manner in which the Extended Company Coverage is provided (or to be provided) in order to seek to minimize the penalties applicable to the Company, the plan or the insurer and/or any negative consequences to Executive, consistent with applicable law and the commitment to provide Executive, his spouse and covered dependents with comparable coverage for the Extended Coverage Period, and such Extended Company Coverage shall be provided. Executive shall be obligated to pay the COBRA premium for the COBRA Coverage and the fair market cost for the Extended Company Coverage or Extended Individual Coverage, and the Company shall pay to Executive, on a monthly basis in advance, an amount equal to the applicable premium or cost. The Company’s obligation to pay Executive such monthly amounts shall terminate at the end of the Extended Coverage Period, or if earlier, with respect to the month following the date Executive has obtained other employment if Executive and his dependents are covered by health care coverage provided by the new employer; and
               (vii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other vested amounts or benefits required to be paid or provided or which Executive is entitled to receive under any plan, program, policy or practice of the Company that is applicable to Executive by its terms (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
Notwithstanding any provision to the contrary contained herein or otherwise, the Company’s obligation to continue to provide any of the benefits described above shall immediately cease and shall be permanently forfeited, if it is determined by a Court of competent jurisdiction that Executive has breached any of the restrictive covenants contained in Appendix C hereof.
          (b) Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, the Company shall provide payment of Accrued Obligations, the Prorated Bonus and the timely payment or provision of Other Benefits. Accrued Obligations and the Prorated Bonus shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination. In addition, if not previously paid, Executive shall be entitled to an Annual Cash Bonus in respect of the most recently completed fiscal year of the Company ending prior to Executive’s date of death consistent with, and at the time specified in, Section 7(a)(ii) above, except that the Section 162(m) Limit Amount shall not apply. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(b) shall include, without limitation, and Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death.

          (c) Disability. If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, the Company shall provide payment of Accrued Obligations, the Prorated Bonus and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days after Executive’s Date of Termination and the Prorated Bonus shall be paid to Executive in a lump sum in cash on the 60th day after Executive’s Separation from Service. In addition, if not previously paid, Executive shall be entitled to an Annual Cash Bonus in respect of the most recently completed fiscal year of the Company ending prior to Executive’s Date of Termination due to Disability consistent with, and at the time specified in, Section 7(a)(ii) above, except that the Section 162(m) Limit Amount shall not apply. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(c) shall include, without limitation, and Executive shall be entitled after the Date of Termination to receive, disability and other benefits under such plans, programs, practices and policies relating to disability, if any, as are applicable to Executive and his covered dependents on the Date of Termination.
          (d) Voluntary Termination without Good Reason. If Executive voluntarily terminates employment during the Employment Period without Good Reason, Executive shall be entitled to (i) payment of Accrued Obligations in a lump sum in cash within 30 days after the earlier of the Date of Termination and the date on which any Garden Leave Period commences, (ii) if the Annual Cash Bonus in respect of the most recently completed fiscal year of the Company ending prior to the Date of Termination has not otherwise been paid, payment of the Reference Bonus in a lump sum in cash on the date on which the annual cash bonus for the applicable fiscal year would be paid to other executive officers of the Company generally and in no event later than the payment date pursuant to the terms of the applicable incentive plan as set forth in Section 5(b)(i) , provided, however, that, for purposes of this Section 7(d)(ii), the Reference Bonus shall be no greater than the Section 162(m) Limit Amount (except that the Section 162(m) Limit Amount shall not apply in the event of a termination of employment during the 12-month period following a Change in Control), (iii) payment in a lump sum in cash on the 60th day after Executive’s Separation from Service of a prorated Annual Cash Bonus for the fiscal year of the Company in which the Date of Termination occurs (or is to occur, taking into account any Garden Leave Period) equal to the product of (x) the Reference Bonus and (y) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the Date of Termination occurs (or is to occur, taking into account any Garden Leave Period) as of the Date of Termination, and the denominator of which is 365, provided, however, that, for purposes of this Section 7(d)(iii), the Reference Bonus shall be no greater than the Section 162(m) Limit Amount and such Prorated Bonus shall be paid on such date as the annual cash bonus would be paid to other executive officers of the Company generally and in no event later than the payment date pursuant to the terms of the applicable incentive plan as set forth in Section 5(b)(i) (except that, in the event of a termination of employment during the 12-month period following a Change in Control, (A) the Section 162(m) Limit Amount shall not apply and (B) the Prorated Bonus shall be paid on the 60th day after Executive’s Separation from Service if the Change in Control event qualifies as an event described in Section 409A(a)(2)(A)(v)), and (iv) the timely payment or provision of Other Benefits.

          (e) Cause. If Executive’s employment is terminated for Cause during the Employment Period, Executive’s employment shall terminate without further obligations to Executive, other than for payment of (i) Accrued Obligations in a lump sum in cash within 30 days after Executive’s Date of Termination and (ii) the timely payment or provision of Other Benefits.
          (f) Termination On or After the Expiration of the Agreement. If Executive’s employment terminates on December 31, 2025 due to the Expiration of this Agreement (or after such date and prior to the payment of the Annual Cash Bonus in respect of the 2025 fiscal year), Executive shall be entitled to (i) payment of Accrued Obligations in a lump sum in cash within 30 days after Executive’s Date of Termination, (ii) if the Annual Cash Bonus in respect of the 2025 fiscal year of the Company has not otherwise been paid, payment of the Reference Bonus in a lump sum in cash on such date as the annual cash bonus would be paid to other executive officers of the Company generally and in no event later than the payment date pursuant to the terms of the applicable incentive plan as set forth in Section 5(b)(i); provided, however, that, for purposes of this Section 7(f)(ii), the Reference Bonus shall be no greater than the Section 162(m) Limit Amount (except the Section 162(m) Limit Amount shall not apply in the event of a termination of employment during the 12-month period following a Change in Control), and (iii) timely payment or provision of Other Benefits. If Executive’s employment terminates after December 31, 2025, Executive’s employment shall terminate without further obligations to Executive, other than for (x) payment of Accrued Obligations in a lump sum in cash within 30 days after Executive’s Date of Termination, (y) the payment of any unpaid Annual Cash Bonus in respect of the 2025 fiscal year as set forth in clause (ii) above and (z) the timely payment or provision of Other Benefits.
          (g) Indemnification. During the Employment Period, Executive will have the same director and officer liability insurance coverage as is provided generally to other US Senior Management and directors and shall be subject to the indemnity provisions of the Company’s governing documents, which the Company intends to be the widest indemnity permitted under applicable law.
     8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company and for which Executive may qualify, except as specifically provided herein. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the Date of Termination (or, if earlier, the date of Separation from Service) shall be payable in accordance with such plan, policy, practice or program, except as explicitly modified by this Agreement.

     9. Certain Reductions in Payments.
          (a) Notwithstanding any provision of this Agreement to the contrary, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether it is more beneficial to Executive to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only Agreement Payments (and no other Payments) shall be reduced.
          (b) All calculations required under this Section 9 shall be made in good faith by the Accounting Firm and all fees and expense of the Accounting Firm shall be borne by the Company. Such calculations shall be provided to Executive in writing as soon as practicable and in no event later than 15 business days before the consummation of the transaction giving rise to the change in ownership or control of the Company, and shall be subject to Executive’s review and comment. Following Executive’s review and comment, the calculations shall be conclusive and binding on the Company and Executive for purposes of this Section 9.
          (c) The reduction of any Agreement Payments, if applicable, shall be effected in the following order: (i) any cash payments under Section 7(a)(iv); (ii) any cash payments under Section 7(a)(iii) that constitute a “parachute payment” under Section 280G(b)(2) of the Code; (iii) any equity awards that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c), in the order of the grants with the latest scheduled payment (or vesting date if no payment is scheduled) to the earliest scheduled payment (or vesting date, if applicable); (iv) acceleration of vesting of any stock options subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) for which the exercise price exceeds the then fair market value of the underlying stock, in the order selected by Executive; (v) acceleration of vesting of any equity award subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) that is not a stock option, in the order of the equity tranches with the largest 280G Payment value to those with the smallest 280G Payment value; and (vi) acceleration of vesting of any stock options subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) for which the exercise price is less than the fair market value of the underlying stock in the order selected by Executive.
          (d) To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, including Executive’s obligation to refrain from providing certain services during any Garden Leave Period) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
          (e) Definitions. The following terms shall have the following meanings for purposes of this Section 9.
          (i) “Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations hereunder and reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the Company or the individual, entity or group effecting the change of control.
          (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant tax year(s).
          (iii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
          (iv) “Payment” shall mean any payment, distribution or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.
          (v) “Safe Harbor Amount” means (x) 3.0 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.

     10. Restrictions on Conduct of Executive. The Company and Executive specifically acknowledge that Executive shall be required to comply with the restrictive covenants set forth in Appendix C hereof.
     11. Assignment and Successors.
          (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     12. Full Settlement; Resolution of Disputes. The Company agrees to pay promptly as incurred, to the fullest extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest by the Company, Executive or others as to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any such payment pursuant to this Agreement), but only if Executive is the prevailing party on at least one material issue raised in the enforcement proceeding.
     13. Miscellaneous.
          (a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
          (b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

          (c) Entire Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and supersedes the First Amended Employment Agreement and any other agreement between the parties with respect to the subject matter hereof. Notwithstanding any provision in any restricted stock or other short- or long-term equity compensation award agreement between Executive and the Company entered into before or after the Effective Date, Executive shall not be required to provide any advance written notice of Executive’s intent to terminate employment other than the Notice of Termination required under this Agreement, and the nondisclosure, nonrecruitment, nonsolicitation and works-for-hire provisions of any such restricted stock agreements or other equity award agreements shall not apply to Executive. Rather, for the avoidance of doubt, Executive shall be subject to the Notice of Termination provisions of this Agreement and the nondisclosure, nonrecruitment, nonsolicitation, works-for-hire and other provisions of Appendix C.
          (d) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.
          (e) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered or certified mail, postage prepaid, as follows:

To Company:	Invesco Ltd.
1555 Peachtree Street NE
Atlanta, GA 30309
Attention: General Counsel

To Executive:	Mr. Martin L. Flanagan
700 Fairfield Road N.W.
Atlanta, Georgia 30324
Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
          (f) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by the Company and Executive, which makes specific reference to this Agreement.
          (g) Survivorship. Upon the expiration or other termination of this Agreement and/or the Employment Period, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

          (h) Construction. Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against any party.
     14. Section 409A Compliance.
          (a) Payment of Amounts and Benefits. Notwithstanding anything in this Agreement to the contrary, if and to the extent any amount or benefit (including equity awards) set forth in this Agreement constitutes nonqualified “deferred compensation” subject to Section 409A and is payable or distributable by reason of Executive’s termination of employment, including the placement of Executive on paid administrative leave during the Garden Leave Period pursuant to Section 6(g), to the extent such termination or placement on administrative leave constitutes a “separation from service” within the meaning of Section 409A (“Separation from Service”), then such amount or benefit will be payable or distributable to Executive as follows:
               (i) if Executive is not a Specified Employee as of the date that Executive incurs a Separation from Service, then
               (A) if the payment or distribution is payable in a lump sum, the earlier of Executive’s death or the 60th day after the Executive’s Separation from Service, and
               (B) if the payment or distribution is payable over time, in accordance with the normal payment or distribution schedule for such payments or distributions; or
               (ii) if Executive is a Specified Employee (as defined below) as of his Separation from Service, then
               (A) if the payment or distribution is payable in a lump sum, the earlier of Executive’s death or the first day of the seventh month following Executive’s Separation from Service, plus interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code for the month in which Executive’s Separation from Service occurs (the “AFR”); and
               (B) if the payment or distribution is payable over time, the amount of such compensation that would otherwise be payable during the six-month period immediately following Executive’s Separation from Service will be accumulated and paid upon the earlier of Executive’s death or the first day of the seventh month following Executive’s Separation from Service, plus interest at the AFR, and the normal payment or distribution schedule for any remaining payments or distributions will resume.

          A “Specified Employee” has the meaning given such term in Section 409A and shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company. Despite any contrary provision of this Agreement, references to termination of employment or Date of Termination shall refer to the date of Executive’s Separation from Service, to the extent such reference relates to the timing of the commencement of payment of an amount that constitutes nonqualified deferred compensation within the meaning of Section 409A , but, to the extent any such reference relates to the determination of an amount or is used for any other purpose, the Date of Termination, not the date of Separation from Service, shall be the relevant date.
          (b) Miscellaneous Provisions. It is intended that the payments and benefits provided under this Agreement shall comply with the provisions of Section 409A and the Treasury regulations relating thereto, or an exemption to Section 409A, and this Agreement shall be interpreted accordingly. Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Any payments with respect to which Executive has previously made a deferral election shall be subject to such deferral election, although for the avoidance of doubt, in no event shall any prior deferral election apply to any portion of the severance payments under Section 7(a)(iv). For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion under Section 409A for certain short-term deferral amounts. All reimbursements and in-kind benefits provided under this Agreement that constitute nonqualified deferred compensation within the meaning of Section 409A shall be subject to the following: (i) in no event shall reimbursements by the Company be made later than the end of the calendar year following the calendar year in which the applicable expenses and other amounts were incurred; (ii) the amount or benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the amount or benefits that it is obligated to pay or provide in any other calendar year; (iii) reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) except as otherwise specifically provided herein, the Company’s obligations to make such reimbursements or provide such in-kind benefits shall apply until the later of Executive’s death or, if longer, through the 20th anniversary of Executive’s Separation from Service. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted under Section 409A or any Internal Revenue Service or Treasury regulations, rules or other guidance issued thereunder, the Company and Executive may modify this Agreement in the manner that preserves the original intent and does not diminish the value of the payments and benefits to Executive in order to cause the provisions of this Agreement to comply with the requirements of Section 409A, so as to avoid the imposition of taxes and penalties on Executive pursuant to Section 409A.
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          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Master Employment Agreement as of the date first above written.

INVESCO LTD.

By:
Name: Rex D. Adams
Title: Chairman of the Board of Directors

EXECUTIVE:

Martin L. Flanagan

APPENDIX A
Terms of Reference
Corporate Governance
Terms of Reference for the Chief Executive Officer
Authority and Reporting
1.	The Chief Executive Officer (“CEO”) is generally responsible for managing the business of Invesco Ltd. and its subsidiaries (collectively, the “Company”), and is accountable to and reports to the Board of Directors (the “Board”) of the Company with regard thereto.

2.	The CEO has general supervision of the business of the Company and is responsible for all senior management matters affecting the Company. All members of senior management report, either directly or indirectly, to him.
Key Responsibilities
3.	The CEO is responsible for conducting the affairs of the Company with the highest standards of integrity and probity and in compliance with all applicable laws, principles and rules of corporate governance, including the Company’s Articles of Association, its Corporate Governance Manual and the resolutions of the Board, as the same shall be in effect from time to time.

4.	The CEO is responsible for proposing and developing the Company’s strategy and overall commercial objectives, which he does in close consultation with the senior management team, the Chairman of the Board of Directors (the “Chairman”) and the Board.

5.	The CEO is responsible for ensuring that the Company has in place all necessary financial, operational and compliance controls and risk management systems.

6.	The CEO is responsible — with the senior management team — for implementing the decisions of the Board and its committees.
Additional Responsibilities
     Further, the CEO is responsible for:
7.	Providing input to the Board’s agenda from himself and other members of senior management;

8.	Ensuring that he communicates with the Chairman on the important and strategic issues facing the Company, and proposing Board agendas to the Chairman which reflect these;

9.	Ensuring that the senior management team gives appropriate priority to providing reports to him and, where required, the Board which contain accurate, timely and clear information;

10.	Ensuring, in consultation with the Chairman, that he and the other members of senior management comply with the Board’s approved procedures;

11.	Providing information and advice on succession planning to the Chairman, the Nomination and Corporate Governance Committee and other members of the Board, in respect of members of senior management;

12.	Leading the communication program with shareholders;

13.	Ensuring that the development needs of the members of senior management reporting to him are identified and met;

14.	Ensuring that performance reviews for each of the members of senior management are carried out at least once a year and providing input to the wider Board evaluation process; and

15.	Performing such other duties and exercising such other powers as from time to time may be assigned to him by the Board.

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APPENDIX B
Non-Exclusive List of Activities
Carter Center
Commerce Club
Investment Company Institute
Southern Methodist University
Woodruff Arts Center

APPENDIX C
Confidential Information
     A critical aspect of Executive’s position is access to trade secret, proprietary, and confidential information. For example, Executive’s knowledge of the exact amounts and holdings of Company-related investment positions is confidential. While some of that information may eventually be made public, the information is extremely sensitive and is to be treated as confidential until it is released. Likewise, computer models and programs developed by the Company or purchased by it are proprietary and confidential. Other information the Company possesses as trade secrets or confidential information include (without limitation) its marketing strategies, marketing plans, compensation arrangements, benefit plans, and ideas and inventions of its employees. (For purposes of this Appendix C, “Company” includes the subsidiaries and affiliates of the Company.)
     These are simply examples of the types of information the Company considers trade secret and/or confidential. As time passes, the Company will no doubt develop new categories of information it considers trade secrets and/or confidential. As this occurs, the Company will identify such new categories of information and remind Executive of the obligation to treat it as confidential. The importance of all of the types of information identified here is that the Company’s competitors do not have permitted access to this information and are thus unable to use it to compete with the Company. Accordingly, these types of information create a competitive advantage for the Company and are economically valuable. Thus, Executive agrees not to disclose or use any of the Company’s trade secret and/or confidential information for Executive’s own benefit or the benefit of anyone other than the Company, during Executive’s employment and after the effective date of the termination of Executive’s employment relationship with the Company.
Company Employees and Customers
     Executive agrees that, in the event of the termination of the employment relationship between Executive and the Company, Executive will not solicit or hire any Company employees for a period of six (6) months after the Date of Termination (the “Non-solicit Period”). Further, Executive agrees that during the Non-Solicit Period Executive will not solicit the business relationships Executive developed or acquired while working for the Company.
Inventions and Ideas
     Since the Company is paying Executive for Executive’s time and efforts, Executive agrees that all information, ideas, and inventions developed while employed by the Company related in any way to the Company’s business, are the sole property of the Company. This includes all investment models, processes, and methodologies Executive develop while employed by the Company. Indeed, one of the reasons for Executive’s employment is the creation of such ideas. This information is confidential and trade secret information as discussed above. Executive understands that the Company may seek to patent or to obtain trademark or copyright protection related to such information, ideas, and inventions, and that, if necessary, Executive will assign any interest Executive may have in such information, ideas, and inventions Executive develops to the Company.
Return of Company Property
     Upon the termination of Executive’s employment, Executive agrees to return all property of the Company. To the extent such property is information of which Executive has detailed knowledge but no electronic or other documents containing such information, Executive agrees to itemize such information in writing for the Company prior to the effective date of the termination of Executive’s employment.

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